Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (No. 333-228524) on Form S-8 of Capital Bancorp, Inc. of our report dated March 14, 2022, relating to the consolidated financial statements of Capital Bancorp, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ Elliott Davis, PLLC

Raleigh, North Carolina

March 15, 2022